Exhibit 99.4

September 24, 2025

PressLogic Inc.

26/F, Chinachem Leighton Plaza

29 Leighton Road, Causeway Bay

Hong Kong

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of PressLogic Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Lai Ki Cheong
Name:Lai Ki Cheong